Exhibit 99.1


                               ONE LAS OLAS, LTD.

                              Financial Statements
                          Year Ended December 31, 2003

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


                                                         Exhibit 99.1(Continued)


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------


One Las Olas, Ltd.
Dallas, Texas

We have audited the accompanying balance sheet of One Las Olas, Ltd. (a limited partnership), as of December 31, 2003, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the management of the partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Las Olas, Ltd., as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON, LLP
------------------------

March 5, 2004
Dallas, Texas















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


                                                        Exhibit 99.1 (Continued)

                               ONE LAS OLAS, LTD.
                                  BALANCE SHEET
                                December 31, 2003
-------------------------------------------------------------


ASSETS

Homebuilding inventory...........................$62,524,168
Cash and cash equivalents........................     47,904
Contracts receivable............................. 78,066,423
Customer deposits held in escrow................. 16,116,547
Other assets..................................... 10,962,535
                                                 ------------

                                                $167,717,577
                                                 ============


LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Notes payable..................................$93,263,933
  Interest payable...............................  7,946,924
  Customer deposits..............................  9,230,541
  Advances from affiliates....................... 23,423,717
  Accounts payable, including retainage and
    accrued expenses............................. 13,664,758
                                                 ------------

Total liabilities................................147,529,873

Commitments and contingencies ...................

PARTNERS' CAPITAL
  General partner................................    201,809
  Limited partners............................... 19,985,895
                                                 ------------

  Total partners'capital......................... 20,187,704
                                                 ------------

                                                $167,717,577
                                                 ============






















   The accompanying notes are an integral part of these financial statements.

                               ONE LAS OLAS, LTD.
                             STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2003
---------------------------------------------------------------------------



Sales.......................................................  $ 97,583,029

Costs of sales..............................................   (77,380,954)

General and administrative expenses paid to affiliate.......       (16,080)
                                                               ------------

Net income..................................................  $ 20,185,995
                                                               ============

























   The accompanying notes are an integral part of these financial statements.

                               ONE LAS OLAS, LTD.
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                      For the Year Ended December 31, 2003
   ----------------------------------------------------------------------------

                                    General
                                    Partner                       Limited Partners
                                 ------------- ----------------------------------------------------------
                                 Omni Equities    River House                    River House
                                     Corp.        Tarragon LLC   Omni Boys Corp.  Boys LLC       Total
                                 ------------- ---------------- ---------------- ----------- ------------
BALANCE, DECEMBER 31, 2002       $        -    $       1,709    $          -     $      -    $      1,709

      Net income..............      201,809       13,530,317       6,054,286      399,583      19,984,186
                                 ------------- ---------------- ---------------- ----------  ------------

BALANCE, DECEMBER 31, 2003 ...   $  201,809    $  13,532,026    $  6,054,286     $399,583    $ 19,985,895
                                 ============= ================ ================ ==========  ============










   The accompanying notes are an integral part of these financial statements.

                               ONE LAS OLAS, LTD.
                             STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2003
--------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................        $ 20,185,995
   Adjustments to reconcile net income to net cash
   used in operating activities:
  Costs of sales.....................................          77,380,954
  Homebuilding inventory development costs paid......         (65,692,855)
  Changes in operating assets and other liabilities:
   Contracts receivable..............................         (78,066,423)
   Customer deposits.................................         (17,934,662)
   Other assets......................................          (5,997,720)
   Other liabilities.................................            (320,185)
                                                              ------------
    Net cash flows used in operating activities......         (70,444,896)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings...........................          61,343,167
  Advances from affiliates...........................           8,712,829
                                                              ------------
    Net cash flows provided by financing activities..          70,055,996

NET DECREASE IN CASH AND CASH EQUIVALENTS............            (388,900)
Cash and cash equivalents, beginning of year.........             436,804
                                                              ------------

Cash and cash equivalents, end of year...............        $     47,904
                                                              ============













   The accompanying notes are an integral part of these financial statements.

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


                                                        Exhibit 99.1 (Continued)

                               ONE LAS OLAS, LTD.
                          Notes to Financial Statements

================================================================================

NOTE 1 - THE PARTNERSHIP
------------------------

In October 2000, One Las Olas, Ltd. (the "Partnership") was formed to acquire land in Fort Lauderdale, Florida, for construction of a residential condominium complex to be known as Las Olas River House, and to market and sell or lease the condominium units. The general and limited partners' profits interests in the Partnership are as follows:

General Partner
   Omni Equities Corporation........................       1.00%

Limited Partners
   Omni Boys Corp...................................      30.00%
   River House Tarragon, LLC........................      67.02%
   River House Boys, LLC............................       1.98%


Omni Equities Corporation is owned 50% by Tarragon Realty Investors, Inc. (TRI) and 50% by Richard D. Zipes. River House Tarragon LLC is wholly-owned by TRI. Mr. Zipes is manager of River House Boys LLC and is president of Omni Boys Corp., neither of which is affiliated with TRI.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

HOMEBUILDING INVENTORY

Homebuilding inventory consists of land and a condominium development. Homebuilding inventory, including capitalized interest and real estate taxes, is carried at the lower of cost or fair value determined by evaluation of the project. Whenever events or circumstances indicate that the carrying value of homebuilding inventory may not be recoverable, the related assets are written down to their estimated fair value less selling costs.

CAPITALIZED INTEREST

The partnership has capitalized interest on funds used in constructing the condominium project from the date of initiation of construction activities and will continue to through the time the property is ready for sale. Interest of $12.4 million was capitalized during 2003, and interest included in cost of sales was $3.9 million.

CASH EQUIVALENTS

The Partnership considers all investments with maturities of three months or less to be cash equivalents.

CUSTOMER DEPOSITS

Customer deposits represent deposits made by purchasers of condominium homes that are held in escrow. A specified amount of those deposits can be applied to payment of construction costs of the condominium development, and $1.6 million was so applied in 2003.

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


                                                        Exhibit 99.1 (Continued)

                               ONE LAS OLAS, LTD.
                    Notes to Financial Statements (continued)
================================================================================

OTHER ASSETS

Other assets consist primarily of prepaid selling commissions, deferred marketing and selling costs, deferred borrowing costs, and amounts due from affiliates. Prepaid selling commissions and other deferred costs are charged to costs of homebuilding sales as revenue is recognized.

ADVANCES FROM AFFILIATES

River House Tarragon LLC has made loans and advances to the Partnership under provisions of the partnership agreement. Distributions of net cash flow, when made, will be applied in payment of interest at 12% per annum compounded monthly and to repayment of the loans and advances. Interest accrued on these loans and advances was $6.9 million at December 31, 2003.

SALES REVENUE

Because Las Olas River House is a high-rise development where construction will take more than two years, the Partnership uses the percentage-of-completion method to recognize sales revenue. When construction is beyond a preliminary stage, buyers are committed to the extent of being unable to require refunds except for non-delivery of the home, a substantial percentage of homes are under firm contracts, the sale prices are deemed collectible, and remaining costs and revenues can be reasonably estimated, revenue is recorded as a portion of the value of non-cancelable sale contracts. Revenue recognized is calculated based upon the percentage of construction costs incurred in relation to total estimated construction costs. Any amounts due under sale contracts, to the extent recognized as revenue, are recorded as contracts receivable. All sales revenue to date has been recognized under the percentage of completion method.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting period. Actual results could differ from those estimates.

INCOME TAXES

As a partnership, One Las Olas, Ltd. is not liable for the payment of federal or state income taxes. All items of income and loss will be reported to the partners who will be responsible for the payment of any applicable taxes. Therefore, no provision for income taxes is recorded in these statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure about fair value of financial instruments is based on pertinent information available to us as of December 31, 2003. Considerable judgment is necessary to interpret market data and develop estimated fair values. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. For these reasons, the estimated fair values presented may differ significantly from


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

                                                        Exhibit 99.1 (Continued)

                               ONE LAS OLAS, LTD.
                    Notes to Financial Statements (continued)
================================================================================

the actual amounts we may realize or pay. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

     o CASH, ACCOUNTS, AND OTHER PAYABLES - As of December 31, 2003, we estimate that the carrying amounts for these instruments approximate fair value because of their short maturities.

     o NOTES PAYABLE - We estimate that the carrying amount of the construction loan approximates its fair value because it bears interest at a variable interest rate that fluctuates with changes in market interest rates. We estimate the fair value of the mezzanine loan to be $27,390,663, excluding accrued but unpaid interest at December 31, 2003.

NOTE 3 - NOTES PAYABLE
----------------------

Notes payable consisted of the following at December 31, 2003:

Construction loan payable to a bank with interest at LIBOR plus 2.8% due in
    April 2005..................................................................................  $        68,263,933

Mezzanine loan payable with interest at 20% per annum; principal and interest due at maturity
     in April 2005...............................................................................          25,000,000
                                                                                                   ----------------------

                                                                                                  $        93,263,933
                                                                                                   ======================


The maturities of the construction and mezzanine loans may be extended by one year and two years, respectively, at the option of the Partnership.

NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

River House Tarragon LLC has made loans and advances to the Partnership under provisions of the partnership agreement. Distributions of net cash flow, when made, will be applied in payment of interest at 12% per annum compounded monthly and to repayment of the loans and advances. Interest accrued on these loans and advances was $6.9 million at December 31, 2003. Of that amount, $3.9 million was charged to cost of sales and $3 million is included in homebuilding inventory.

The Partnership has a development agreement with Omni River House Corp. ( the "Developer"). Omni River House Corp. is owned by Richard D. Zipes. Under terms of the development agreement, the Partnership paid Omni River House Corp. a development fee of $3.8 million. Of that amount, $2.3 million was charged to cost of sales, $800,000 is included in homebuilding inventory, and $700,000 is included in other assets.

Other assets also include $139,000 due from affiliates.


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